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                                                                    EXHIBIT 11.1

                             PAGEMART WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

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
                                                         THREE MONTHS ENDED DECEMBER 31, 1997
                                                        --------------------------------------
                                                         NUMBER        PERCENT      EQUIVALENT
                                                        OF SHARES    OUTSTANDING      SHARES
                                                        ---------    -----------      ------
COMMON STOCK
   From Founders' Stock                                  2,300,000       100.00%    2,300,000
   Stock Options Exercised                                 731,072        98.10%      717,194
   Preferred Stock Converted to Common Stock            15,310,943       100.00%   15,310,943
   1994 Common Stock Offerings                          11,242,857       100.00%   11,242,857
   1995 Common Stock Offerings                           4,323,874       100.00%    4,323,874
   1996 Common Stock Offering                            6,000,000       100.00%    6,000,000
   Employee Stock Purchase Plan Shares Issued               75,891        77.24%       58,621
   1997 Warrants Exercised                                  48,300       100.00%       48,300
                                                        ----------                -----------
                                                        40,032,937                 40,001,789

WEIGHTED AVERAGE SHARES OUTSTANDING                                                40,001,789

NET LOSS                                                                         ($10,126,000)


NET LOSS PER SHARE                                                                     ($0.25)
                                                                                  ===========
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